EXHIBIT 8(b)(iv)
AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT
Among
VARIABLE INSURANCE PRODUCTS FUND,
FIDELITY DISTRIBUTORS CORPORATION
and
AVIVA LIFE AND ANNUITY COMPANY
(Successor in Interest to Indianapolis Life Insurance Company)
     The Participation Agreement dated as of March 1, 1995 (“Agreement”) by and between AVIVA LIFE AND ANNUITY COMPANY (“AVIVA”), a stock life insurance company organized under the laws of Iowa, on its own behalf and on behalf of each segregated asset account of the Company set forth on the attached Schedule A, and the VARIABLE INSURANCE PRODUCTS FUND, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, and FIDELITY DISTRIBUTORS CORPORATION, a Massachusetts corporation, is hereby further amended effective as of October 1, 2008:
     Whereas, the Agreement was amended by Amendment No. 2 to Participation Agreement effective as of June 30, 2003 to substitute ILICO for IL Annuity and Insurance Company as a result of the merger of IL Annuity and Insurance Company into ILICO effective on June 30, 2003; and
     Whereas, in connection with the merger of IL Annuity and Insurance Company into ILICO, the separate account serving as an investment vehicle for individual deferred variable annuity contracts issued by IL Annuity and Insurance Company changed its name from IL Annuity and Insurance Co. Separate Account 1 to ILICO Separate Account 1 and became subject to the laws of the State of Indiana;
     Whereas, Indianapolis Life Insurance Company will merge with and into Aviva Life and Annuity Company (“ALAC”) effective October 1, 2008, with ALAC as the surviving corporate entity; and
     Whereas, in connection with the merger of ILICO into ALAC, ILICO Separate Account 1 will change its name to ALAC Separate Account 1 and become subject to the laws of the State of Iowa;
     Now, therefore, the Agreement as previously amended is hereby further amended by ALAC, Variable Insurance Products Fund, and Fidelity Distributors Corporation as follows:

1. All references to Indianapolis Life Insurance Company are hereby changed to “Aviva Life and Annuity Company” to reflect the statutory merger of Indianapolis Life Insurance Company with and into Aviva Life and Annuity Company.
2. All references to ILICO Separate Account 1 are hereby changed to “ALAC Separate Account 1” to reflect the name change of the separate account in connection with the merger of ILICO with and into ALAC.
3. Article XI is hereby deleted in its entirety and replaced with the following Article XI:
Article XI.
Notices
     Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:	82 Devonshire Street
Boston, Massachusetts 02109
Attention: Treasurer

If to the Company:	President
Aviva Life and Annuity Company
699 Walnut Street, Suite 1700
Des Moines, IA 50309

and

Ameritas Life Insurance Corp.
5900 O Street
Lincoln, Nebraska 68510
Attention: Norma Houfek

If to the Underwriter:	82 Devonshire Street
Boston, Massachusetts 02109
Attention: Treasurer
4. Schedule A shall be deleted and replaced with the attached Schedule A.
5. Schedule C shall be deleted and replaced with the attached Schedule C.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf of its duly authorized representative as of September 16, 2008.

AVIVA LIFE AND ANNUITY COMPANY

By:	/s/ Michael H. Miller Name: Michael H. Miller
Title: Secretary

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Bill Loehning
Name: Bill Loehning
Title: Executive Vice President

VARIABLE INSURANCE PRODUCTS FUND

By:	/s/ John Hebble
Name: John Hebble
Title: Fund Treasurer, Fixed Income Funds

By:	/s/ Kenneth Robins
Name: Kenneth Robins
Title: Fund Treasurer, Equity Funds

Schedule A
Separate Accounts and Associated Contracts
Name of Separate Account and Policy Form Numbers of Contracts Funded

Date Established by Board of Directors	By Separate Account

ALAC Separate Account 1	VA-95

VCA-97

Schedule C
Other investment companies currently available under variable annuities or variable life insurance issued by the Company:
The Alger American Fund (Class O Shares)
Fidelity Variable Insurance Products Funds (Initial Class)
First Eagle Variable Funds, Inc.
Neuberger Berman Advisers Management Trust (Class I)
Pioneer Variable Contracts Trust
PIMCO Variable Insurance Trust (Administrative Class)
Premier VIT
Royce Capital Fund (Investment Class)
T. Rowe Price Fixed Income Series, Inc.
T. Rowe Price International Series, Inc.
Van Eck Worldwide Insurance Trust